Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Second-Quarter Results

▪	Revenue increased to $24.8 billion on strong commercial deliveries and services growth

▪	Loss of $0.37 per share (GAAP) and core (non-GAAP)* loss of $0.44 per share reflect $3.23 per share impact related to previously announced 787 R&D reclassification and 747 & Tanker charges

▪	Strong operating cash flow of $3.2 billion; repurchased 15 million shares for $2.0 billion

▪	Backlog remains robust at $472 billion with nearly 5,700 commercial airplane orders

▪	Cash and marketable securities of $9.3 billion provide strong liquidity

▪	Reaffirmed cash & revenue guidance; EPS reflects reclassification, charges, solid performance & tax

Table 1. Summary Financial Results	Second Quarter			First Half
(Dollars in Millions, except per share data)	2016	2015	Change	2016	2015	Change

Revenues	$24,755	$24,543	1%	$47,387	$46,692	1%

GAAP
Earnings/(Loss) From Operations	($419)	$1,683	(125)%	$1,369	$3,702	(63)%
Operating Margin	(1.7)%	6.9%	(8.6) Pts	2.9%	7.9%	(5.0) Pts
Net Earnings/(Loss)	($234)	$1,110	(121)%	$985	$2,446	(60)%
Earnings/(Loss) Per Share	($0.37)	$1.59	(123)%	$1.51	$3.46	(56)%
Operating Cash Flow	$3,234	$3,297	(2)%	$4,465	$3,385	32%
Non-GAAP*
Core Operating Earnings/(Loss)	($488)	$1,713	(128)%	$1,206	$3,845	(69)%
Core Operating Margin	(2.0)%	7.0%	(9.0) Pts	2.5%	8.2%	(5.7) Pts
Core Earnings/(Loss) Per Share	($0.44)	$1.62	(127)%	$1.35	$3.59	(62)%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

CHICAGO, July 27, 2016 – The Boeing Company [NYSE: BA] reported second-quarter revenue of $24.8 billion on strong commercial deliveries and services growth (Table 1). GAAP loss per share of $0.37 and core loss per share (non-GAAP)* of $0.44 reflect the previously announced 787 cost reclassification ($1.33 per share) and charges on the 747 program ($1.28 per share) and the KC-46 Tanker program ($0.62 per share), partially offset by solid execution and higher volume.
"The underlying operating performance of the company remains solid with our commercial and defense teams again delivering strong revenues and operating cash flow. Actions taken during the quarter that impacted our earnings were the right, proactive steps to reduce risk and strengthen our position for the future,” said Chairman, President and Chief Executive Officer Dennis Muilenburg. “Our strong cash generation also supported our ongoing commitment to invest in product innovation and in our people, and return substantial cash to shareholders through stock repurchases and dividends.”
“As we look forward to the second half of the year, we anticipate continued strong operating performance across our production and services programs on generally healthy demand for our broad portfolio of market-leading offerings. Our commercial airplane development programs remain on track and we have successfully completed the flight testing required for customer approval of key KC-46 production milestones.”
“Overall our teams remain intensely focused on improving productivity and quality, building out our large and diverse backlog, investing in future growth, and delivering increasing value to all of our stakeholders.”
GAAP earnings per share guidance for 2016 has been adjusted to between $6.40 and $6.60 from $8.45 and $8.65 and core earnings per share (non-GAAP)* guidance has been adjusted to between $6.10 and $6.30 from $8.15 and $8.35 to reflect the impact of the 787 R&D reclassification and the 747 and Tanker charges, solid performance and tax benefits.

Table 2. Cash Flow	Second Quarter		First Half
(Millions)	2016	2015	2016	2015
Operating Cash Flow	$3,234	$3,297	$4,465	$3,385
Less Additions to Property, Plant & Equipment	($671)	($692)	($1,419)	($1,266)
Free Cash Flow*	$2,563	$2,605	$3,046	$2,119
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
Operating cash flow in the quarter was $3.2 billion, largely reflecting commercial airplane production rates and solid operating performance (Table 2). During the quarter, the company repurchased 15.3 million shares for $2.0 billion, leaving $8.5 billion remaining under the current repurchase authorization which is expected to be completed over approximately the next two years. The company also paid $691 million in dividends in the quarter, reflecting an approximately 20 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q2 16	Q1 16
Cash	$8.6	$7.9
Marketable Securities[1]	$0.7	$0.5
Total	$9.3	$8.4
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$8.7	$7.6
Boeing Capital, including intercompany loans	$2.3	$2.4
Total Consolidated Debt	$11.0	$10.0
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $9.3 billion, up from $8.4 billion at the beginning of the quarter. Debt was $11.0 billion, up from the beginning of the quarter, primarily due to the issuance of new debt (Table 3).
Total company backlog at quarter-end was $472 billion, down from $480 billion at the beginning of the quarter, and included net orders for the quarter of $17 billion.
Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Second Quarter			First Half
(Dollars in Millions)	2016	2015	Change	2016	2015	Change

Commercial Airplanes Deliveries	199	197	1%	375	381	(2)%

Revenues	$17,456	$16,877	3%	$31,855	$32,258	(1)%
Earnings/(Loss) from Operations	($973)	$1,206	(181)%	$60	$2,823	(98)%
Operating Margin	(5.6)%	7.1%	(12.7) Pts	0.2%	8.8%	(8.6) Pts
Commercial Airplanes second-quarter revenue increased 3 percent to $17.5 billion on higher volume and mix (Table 4). Second-quarter operating margin was negative 5.6 percent, reflecting previously announced R&D reclassification of $1,235 million on the 787 program, a pre-tax charge of $1,188 million on the 747 program, and a pre-tax charge of $354 million on the KC-46 Tanker program. The results also reflect higher planned R&D and solid execution. Second-quarter operating margin excluding the reclassification and charges (non-GAAP)* was 10.3%.
During the quarter, the 787 program reached a 12 per month delivery rate and the company opened the new 777X Composite Wing Center in Everett. The 737 program rolled out the first two 737 MAX production airplanes and has captured over 3,200 orders for the 737 MAX since launch, including an order for 100 737 MAX 200 airplanes from Vietjet during the quarter. The 737 MAX development program is progressing smoothly and entry into service is being accelerated.
Commercial Airplanes booked 152 net orders during the quarter. Backlog remains strong with nearly 5,700 airplanes valued at $417 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	Second Quarter			First Half
(Dollars in Millions)	2016	2015	Change	2016	2015	Change
Revenues[1]
Boeing Military Aircraft	$2,979	$3,474	(14)%	$6,638	$6,200	7%
Network & Space Systems	$1,810	$1,938	(7)%	$3,545	$3,670	(3)%
Global Services & Support	$2,385	$2,132	12%	$4,947	$4,383	13%
Total BDS Revenues	$7,174	$7,544	(5)%	$15,130	$14,253	6%
Earnings from Operations[1]
Boeing Military Aircraft	$175	$121	45%	$509	$380	34%
Network & Space Systems	$153	$151	1%	$301	$318	(5)%
Global Services & Support	$265	$274	(3)%	$605	$591	2%
Total BDS Earnings from Operations	$593	$546	9%	$1,415	$1,289	10%
Operating Margin	8.3%	7.2%	1.1 Pts	9.4%	9.0%	0.4 Pts
1 During the first quarter of 2016, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s second-quarter revenue was $7.2 billion. Second quarter operating margin was 8.3 percent, reflecting the previously announced $219 million pre-tax charge recorded at Boeing Military Aircraft on the KC-46 Tanker program (Table 5).
Boeing Military Aircraft (BMA) second-quarter revenue was $3.0 billion, reflecting lower planned C-17 and Chinook deliveries. Operating margin was 5.9 percent, reflecting the KC-46 Tanker charge. During the quarter, BMA was awarded contracts for 24 Apache and 12 Chinook helicopters.
Network & Space Systems (N&SS) second-quarter revenue was $1.8 billion. Operating margin increased to 8.5 percent, reflecting performance and timing on United Launch Alliance launches.
Global Services & Support (GS&S) second-quarter revenue increased to $2.4 billion, reflecting higher volume in Aircraft Modernization & Sustainment. Operating margin was 11.1 percent largely reflecting contract mix.
Backlog at Defense, Space & Security was $55 billion, of which 37 percent represents orders from international customers.

Additional Financial Information

Table 6. Additional Financial Information	Second Quarter		First Half
(Dollars in Millions)	2016	2015	2016	2015
Revenues
Boeing Capital	$84	$115	$148	$201
Unallocated items, eliminations and other	$41	$7	$254	($20)
Earnings from Operations
Boeing Capital	$18	$11	$23	$31
Unallocated pension/postretirement	$69	($30)	$163	($143)
Other unallocated items and eliminations	($126)	($50)	($292)	($298)
Other income, net	$13	$15	$39	$3
Interest and debt expense	($73)	($75)	($146)	($136)
Effective tax rate	51.1%	31.6%	21.9%	31.5%
At quarter-end, Boeing Capital's net portfolio balance was $3 billion, down from the beginning of the quarter. Total pension expense for the second quarter was $463 million, down from $523 million in the same period of the prior year. Other unallocated items and eliminations decreased from the same period in the prior year primarily due to higher deferred compensation expense and elimination of intercompany profit. The effective tax rate for the second quarter was increased from the same period in the prior year primarily due to lower pre-tax income. During the quarter, the company adopted a new accounting standard for share-based compensation payments which resulted in a $54 million tax benefit ($0.08 per share).

Outlook
The company’s 2016 updated financial and delivery guidance (Table 7) reflects the impact of the 787 R&D reclassification and the 747 and Tanker charges, solid performance and tax benefits.

Table 7. 2016 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$93.0 - 95.0	$93.0 - 95.0
GAAP Earnings Per Share	$6.40 - 6.60	$8.45 - 8.65
Core Earnings Per Share*	$6.10 - 6.30	$8.15 - 8.35
Operating Cash Flow	~$10.0	~$10.0

Commercial Airplanes
Deliveries	740 - 745	740 - 745
Revenue	$64.0 - 65.0	$64.0 - 65.0
Operating Margin	4.5% - 5.0	~9.0%

Defense, Space & Security
Revenue
Boeing Military Aircraft	~$12.3	~$12.3
Network & Space Systems	~$7.3	~$7.3
Global Services & Support	~$9.4	~$9.4

Total BDS Revenue	$28.5 - 29.5	$28.5 - 29.5

Operating Margin
Boeing Military Aircraft	~9.5%	~10.0%
Network & Space Systems	~9.0%	~9.0%
Global Services & Support	~12.0%	~11.5%

Total BDS Operating Margin	>10.0%	>10.0%

Boeing Capital
Portfolio Size	Stable	Stable
Revenue	~$0.3	~$0.3
Pre-Tax Earnings	~$0.05	~$0.05

Research & Development	~ $4.8	~ $3.6
Capital Expenditures	~ $2.8	~ $2.8
Pension Expense [1]	~ $2.1	~ $2.1
Effective Tax Rate	~ 23.0%	~ 30.0%
1 Approximately ($0.1) billion is expected to be recorded in unallocated items and eliminations
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings/(Loss), Core Operating Margin and Core Earnings/(Loss) Per Share
Core operating earnings/(loss) is defined as GAAP earnings/(loss) from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings/(loss) expressed as a percentage of revenue. Core earnings/(loss) per share is defined as GAAP diluted earnings/(loss) per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Pension costs, comprising service and prior service costs computed in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) are allocated to Commercial Airplanes. Pension costs allocated to BDS segments are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Commercial Airplanes Operating Margin Excluding the Reclassification and Charges
Commercial Airplanes GAAP operating margin for the three months ended June 30, 2016 includes research and development expense of $1,235 million related to the reclassification of costs associated with two 787 flight test aircraft from program inventory, a reach-forward loss on the 747 program of $1,188 million, and a reach-forward loss recorded at Commercial Airplanes on the KC-46 Tanker program of $354 million. Management uses Commercial Airplanes operating margin excluding the reclassification and charges for the purpose of evaluating underlying business performance for the three months ended June 30, 2016. Management believes that this measure also helps investors assess overall trends in our operational performance and provide additional context for year over year financial results. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Ben Hackman (312) 544-2140
Communications:	Bernard Choi (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions, except per share data)	2016	2015	2016		2015
Sales of products	$42,069	$41,408	$22,184		$21,923
Sales of services	5,318	5,284	2,571		2,620
Total revenues	47,387	46,692	24,755		24,543

Cost of products	(37,210)	(35,627)	(20,265)		(19,247)
Cost of services	(4,180)	(4,186)	(2,044)		(2,086)
Boeing Capital interest expense	(32)	(33)	(16)		(17)
Total costs and expenses	(41,422)	(39,846)	(22,325)		(21,350)
	5,965	6,846	2,430		3,193
Income from operating investments, net	151	129	97		50
General and administrative expense	(1,694)	(1,705)	(806)		(760)
Research and development expense, net	(3,044)	(1,569)	(2,127)		(800)
(Loss)/gain on dispositions, net	(9)	1	(13)
Earnings/(loss) from operations	1,369	3,702	(419)		1,683
Other income, net	39	3	13		15
Interest and debt expense	(146)	(136)	(73)		(75)
Earnings/(loss) before income taxes	1,262	3,569	(479)		1,623
Income tax (expense)/benefit	(277)	(1,123)	245		(513)
Net earnings/(loss)	$985	$2,446	($234)		$1,110

Basic earnings/(loss) per share	$1.52	$3.50	($0.37)		$1.61

Diluted earnings/(loss) per share	$1.51	$3.46	($0.37)		$1.59

Cash dividends paid per share	$2.18	$1.82	$1.09		$0.91

Weighted average diluted shares (millions)	654.9	706.6	636.3	**	698.9

** As a result of incurring a net loss for the three months ended June 30, 2016, potential common shares of 6.7 million were excluded from diluted earnings per share.

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	June 30 2016	December 31 2015
Assets
Cash and cash equivalents	$8,605	$11,302
Short-term and other investments	660	750
Accounts receivable, net	9,809	8,713
Current portion of customer financing, net	251	212
Inventories, net of advances and progress billings	44,182	47,257
Total current assets	63,507	68,234
Customer financing, net	2,909	3,358
Property, plant and equipment, net of accumulated depreciation of $16,641 and $16,286	12,533	12,076
Goodwill	5,128	5,126
Acquired intangible assets, net	2,544	2,657
Deferred income taxes	267	265
Investments	1,312	1,284
Other assets, net of accumulated amortization of $451 and $451	1,409	1,408
Total assets	$89,609	$94,408
Liabilities and equity
Accounts payable	$11,748	$10,800
Accrued liabilities	13,534	14,014
Advances and billings in excess of related costs	23,409	24,364
Short-term debt and current portion of long-term debt	1,168	1,234
Total current liabilities	49,859	50,412
Deferred income taxes	2,422	2,392
Accrued retiree health care	6,586	6,616
Accrued pension plan liability, net	18,200	17,783
Other long-term liabilities	2,048	2,078
Long-term debt	9,847	8,730
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,778	4,834
Treasury stock, at cost - 386,402,793 and 345,637,354 shares	(34,821)	(29,568)
Retained earnings	38,362	38,756
Accumulated other comprehensive loss	(12,795)	(12,748)
Total shareholders’ equity	585	6,335
Noncontrolling interests	62	62
Total equity	647	6,397
Total liabilities and equity	$89,609	$94,408

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
(Dollars in millions)	2016	2015
Cash flows – operating activities:
Net earnings/(loss)	$985	$2,446
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	97	94
Depreciation and amortization	890	912
Investment/asset impairment charges, net	50	74
Customer financing valuation benefit	(4)	(5)
Gain/(loss) on dispositions, net	9	(1)
Other charges and credits, net	141	140
Excess tax benefits from share-based payment arrangements		(124)
Changes in assets and liabilities –
Accounts receivable	(503)	(313)
Inventories, net of advances and progress billings	3,004	(2,395)
Accounts payable	1,221	888
Accrued liabilities	(269)	(177)
Advances and billings in excess of related costs	(954)	195
Income taxes receivable, payable and deferred	(494)	482
Other long-term liabilities	(103)	(17)
Pension and other postretirement plans	181	1,244
Customer financing, net	275	19
Other	(61)	(77)
Net cash provided by operating activities	4,465	3,385
Cash flows – investing activities:
Property, plant and equipment additions	(1,419)	(1,266)
Property, plant and equipment reductions	13	20
Acquisitions, net of cash acquired		(23)
Contributions to investments	(657)	(1,205)
Proceeds from investments	705	2,040
Other	8	22
Net cash used by investing activities	(1,350)	(412)
Cash flows – financing activities:
New borrowings	1,323	761
Debt repayments	(267)	(846)
Stock options exercised	147	276
Excess tax benefits from share-based payment arrangements		124
Employee taxes on certain share-based payment arrangements	(79)	(90)
Common shares repurchased	(5,501)	(4,501)
Dividends paid	(1,408)	(1,264)
Other	(24)
Net cash used by financing activities	(5,809)	(5,540)
Effect of exchange rate changes on cash and cash equivalents	(3)	(9)
Net decrease in cash and cash equivalents	(2,697)	(2,576)
Cash and cash equivalents at beginning of year	11,302	11,733
Cash and cash equivalents at end of period	$8,605	$9,157

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2016	2015	2016	2015
Revenues:
Commercial Airplanes	$31,855	$32,258	$17,456	$16,877
Defense, Space & Security:
Boeing Military Aircraft	6,638	6,200	2,979	3,474
Network & Space Systems	3,545	3,670	1,810	1,938
Global Services & Support	4,947	4,383	2,385	2,132
Total Defense, Space & Security	15,130	14,253	7,174	7,544
Boeing Capital	148	201	84	115
Unallocated items, eliminations and other	254	(20)	41	7
Total revenues	$47,387	$46,692	$24,755	$24,543
Earnings/(loss) from operations:
Commercial Airplanes	$60	$2,823	($973)	$1,206
Defense, Space & Security:
Boeing Military Aircraft	509	380	175	121
Network & Space Systems	301	318	153	151
Global Services & Support	605	591	265	274
Total Defense, Space & Security	1,415	1,289	593	546
Boeing Capital	23	31	18	11
Segment operating profit/(loss)	1,498	4,143	(362)	1,763
Unallocated items, eliminations and other	(129)	(441)	(57)	(80)
Earnings/(loss) from operations	1,369	3,702	(419)	1,683
Other income, net	39	3	13	15
Interest and debt expense	(146)	(136)	(73)	(75)
Earnings/(loss) before income taxes	1,262	3,569	(479)	1,623
Income tax (expense)/benefit	(277)	(1,123)	245	(513)
Net earnings/(loss)	$985	$2,446	($234)	$1,110

Research and development expense, net:
Commercial Airplanes	$2,548	$1,097	$1,877	$554
Defense, Space & Security	521	474	263	250
Other	(25)	(2)	(13)	(4)
Total research and development expense, net	$3,044	$1,569	$2,127	$800

Unallocated items, eliminations and other:
Share-based plans	($41)	($37)	($18)	($16)
Deferred compensation	(5)	(48)	(21)	10
Amortization of previously capitalized interest	(48)	(49)	(18)	(20)
Eliminations and other unallocated items	(198)	(164)	(69)	(24)
Sub-total (included in core operating earnings)	(292)	(298)	(126)	(50)
Pension	79	(209)	34	(57)
Postretirement	84	66	35	27
Total unallocated items, eliminations and other	($129)	($441)	($57)	($80)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Six months ended June 30		Three months ended June 30
Commercial Airplanes	2016	2015	2016	2015
737	248	249	127	128
747	3	9	2	5
767	5	9	4	4
777	51	50	28	26
787	68	64	38	34
Total	375	381	199	197
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
AH-64 Apache (New)	15	12	8	6
AH-64 Apache (Remanufactured)	18	23	7	13
C-17 Globemaster III	4	3	1	2
CH-47 Chinook (New)	10	21	7	15
CH-47 Chinook (Renewed)	16	5	7	1
F-15 Models	7	5	3	4
F/A-18 Models	14	20	6	9
P-8 Models	9	6	5	4

Global Services & Support
AEW&C
C-40A		1

Network & Space Systems
Commercial and Civil Satellites	1	1		1
Military Satellites	1	1	1	1

Contractual backlog (Dollars in billions)	June 30 2016	December 31 2015
Commercial Airplanes	$416.6	$431.4
Defense, Space & Security:
Boeing Military Aircraft	22.6	19.9
Network & Space Systems	6.9	7.4
Global Services & Support	16.9	17.9
Total Defense, Space & Security	46.4	45.2
Total contractual backlog	$463.0	$476.6
Unobligated backlog	$9.2	$12.7
Total backlog	$472.2	$489.3
Workforce	158,100	161,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin, core earnings per share, and Commercial Airplanes operating margin excluding the reclassification and charges with the most directly comparable GAAP financial measures, earnings from operations, operating margin, diluted earnings per share and Commercial Airplanes operating margin. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Second Quarter			First Half		Guidance
	2016		2015	2016	2015	2016
Revenues	$24,755		$24,543	$47,387	$46,692

GAAP Earnings/(Loss) From Operations	($419)		$1,683	$1,369	$3,702
Increase/(Decrease) in GAAP Earnings From Operations	(125%)			(63%)
GAAP Operating Margin	(1.7%)		6.9%	2.9%	7.9%

Unallocated Pension (Income)/Expense	($34)		$57	($79)	$209
Unallocated Other Postretirement Benefit Income	($35)		($27)	($84)	($66)
Unallocated Pension and Other Postretirement Benefit (Income)/Expense	($69)		$30	($163)	$143	~($300)
Core Operating Earnings/(Loss) (non-GAAP)	($488)		$1,713	$1,206	$3,845
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	(128%)			(69%)
Core Operating Margin (non-GAAP)	(2.0%)		7.0%	2.5%	8.2%

GAAP Diluted Earnings/(Loss) Per Share	($0.37)		$1.59	$1.51	$3.46	$6.40 - $6.60
Unallocated Pension (Income)/Expense	($0.05)		$0.09	($0.12)	$0.29
Unallocated Postretirement Benefit (Income)/Expense	($0.06)		($0.04)	($0.13)	($0.09)	($0.30)
Provision for deferred income taxes on adjustments (1)	$0.04		($0.02)	$0.09	($0.07)
Core Earnings/(Loss) Per Share (non-GAAP)	($0.44)		$1.62	$1.35	$3.59	$6.10 - $6.30

Weighted Average Diluted Shares (millions)	636.3	**	698.9	654.9	706.6	645 - 650
Increase/(Decrease) in GAAP Earnings Per Share	(123%)			(56%)
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	(127%)			(62%)

Commercial Airplanes Revenues	$17,456
GAAP Commercial Airplanes Earnings/(Loss) from Operations	($973)
GAAP Commercial Airplanes Operating margin	(5.6%)

Cost reclassification of two 787 flight test aircraft	$1,235
Reach-forward loss on 747 program	$1,188
Reach-forward loss at Commercial Airplanes on KC-46 Tanker program	$354
Commercial Airlines Earnings from Operations excluding the reclassification and charges (non-GAAP)	$1,804

Commercial Airplanes operating margin excluding the reclassification and charges (non-GAAP)	10.3%

(1) The income tax impact is calculated using the tax rate in effect for the non-GAAP adjustments.
** As a result of incurring a net loss for the three months ended June 30, 2016, potential common shares of 6.7 million were excluded from diluted earnings per share.